Exhibit 99

News

For Release: 4:30 PM EDT

February 22, 2010-02-22

Stephen J. Girsky Named GM Vice Chairman, Corporate

Strategy and Business Development

•	John F. Smith announces intention to retire at year end, will remain with GM as special advisor until that time

DETROIT – General Motors announced today that Stephen J. Girsky has been appointed GM vice chairman, corporate strategy and business development. Girsky, 47, will continue to serve on the General Motors board of directors, a position he has held since July 10, 2009.

“Steve brings a depth of experience to this position that will serve the company well as we continue with our restructuring efforts,” said Ed Whitacre, GM chairman and CEO. “He is a trusted advisor who has made a major contribution through the company’s transition. We look forward to benefiting from Steve’s counsel and insights as we move the company forward.”

Girsky will have overall responsibility for corporate strategy, business alliances, new business development, and other related areas. The appointment is effective March 1, 2010.

With more than 40 years of corporate service, John F. Smith, GM vice president of corporate planning and alliances, has announced his intention to retire. Smith, 59, will remain with GM through the end of the year and serve as a special advisor to Chris Liddell, GM vice chairman and CFO.

“John has had a distinguished career,” said Whitacre. “He has been instrumental in many of the company’s milestones. We thank him for his dedicated service.”

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About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 204,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.